Exhibit 4.11

LOAN AGREEMENT

The Loan Agreement (the “Agreement”) is entered into as of August 12, 2020 between the following two parties:

(1)	ATA Education Technology (Beijing) Limited (the “Lender”), a limited liability company established and registered in the People's Republic of China (“PRC”) located in Beijing, China.

(2)	Jun Zhang (the “Borrower”)

PRC ID NUMBER:  xxxxxxxxxxx

ADDRESS: xxxxxxxxxxx, Shandong

The Lender and the Borrower will each be referred to as a “Party” and collectively referred to as the “Parties.”

WHEREAS:

1.

The Borrower desires to purchase 10% of the equity interest (hereinafter referred to as the "Borrower's equity") of ATA Intelligent Learning (Beijing) Technology Limited (hereinafter referred to as "ATA Intelligent Learning"); ATA Intelligent Learning is a limited liability company incorporated in Beijing, China. As of the date of this Agreement, registered capital of ATA Intelligent Learning is RMB 50 million; ATA Intelligent Learning is engaged in the relevant business ("Core Business") as recorded in the business scope of its business license by law;

2.

The Lender is a wholly foreign-owned enterprise registered and established in Beijing, China. It possesses expertise and resources in the technical and strategic consulting aspects in the aforementioned major business areas of ATA Intelligent Learning, and has signed the “Exclusive Technical Consulting and Services Agreement” (hereinafter referred to as the “Service Agreement”) with ATA Intelligent Learning on March 15, 2018; and

3.	The Lender intends to provide the Borrower with a loan for the Borrower to purchase the equity interest of ATA Intelligent Learning.

NOW THEREFORE, the Parties agree as follows:

1.	LOAN

1.1

The Lender agrees to provide a loan to the Borrower with the principal amount equivalent to RMB 5 million for investment in ATA Intelligent Learning in accordance with the terms and conditions set forth herein (the “Loan”). The term for the Loan shall be ten (10) years which may be extended upon the Agreement of the Parties (the “Term”).  Notwithstanding the foregoing, in the following circumstances, the Borrower shall repay the Loan regardless if the Term has expired:

1.1.1	the Loan shall be due 30 days upon receiving written notice from the Lender requesting for repayment;

1.1.2	the Borrower deceases or becomes a person without legal capacity or with limited legal capacity;

1.1.3	for any reason, when the Borrower no longer works for the Lender, ATA Intelligent Learning or its affiliates;

1.1.4	the Borrower commits a crime or is involved in a criminal act;

1.1.5	any third party claiming from the Borrower for payment of more than RMB 100,000; or

1.1.6

according to applicable PRC laws, foreign investors may invest in value-added telecommunication services through controlled or wholly-owned companies in China and/or other business as approved by the Lender, and the relevant Chinese authorities have begun approving such businesses, and the Lender decides to exercise the exclusive right of purchase in the "Call Option and Cooperation Agreement" as described under this Agreement (hereinafter referred to as the "Call Option and Cooperation Agreement").

1.2

The Lender shall remit the Loan amount in full to an account designated by the Borrower within twenty (20) days after receiving the Borrower’s disbursement notice in writing, provided that all of the conditions precedent to the disbursement set forth in Section 2 of this Agreement have been fully satisfied.  The Borrower shall deliver a written confirmation to the Lender on the same day after receiving the above Loan. The Loan under this Agreement is only applicable to the Borrower, and cannot be assigned to the Borrower's heirs or any assignees.

1.3

The Borrower agrees to accept the abovementioned Loan provided by the Lender, and hereby agrees and warrants that, the Loan will be used for capital investment in ATA Intelligent Learning to develop its business. Unless with the Lender’s prior written consent, Borrower shall not use the abovementioned Loan for any other purpose.

1.4

The Lender and the Borrower hereby consent and confirm that, unless both the Lender and the Borrower agree otherwise, the Borrower’s repayment method can only be determined by the Lender and may take the following form: according to the purchase rights and the Lender having the right to purchase the Borrower’s equity provision as defined in the Call Option and Cooperation Agreement, the Borrower transfers all of the Borrower’s equity to the Lender or any person designated by the Lender (legal person or natural person).

1.5

The Lender and the Borrower hereby consent and confirm that, any proceeds that the Borrower receives through transferring the Borrower’s equity, if permitted, shall be used as the Loan repayment to the Lender according to this Agreement, and shall be paid in the method as defined by the Lender.

1.6

The Lender and the Borrower hereby jointly agree and confirm that the Lender has the right, but not obligation at any time to, purchase or designate a third Party (legal person or natural person) to purchase all or part of the Borrower’s equity at a price as defined in the Call Option and Cooperation Agreement (as permitted under the PRC law).

1.7

The Borrower undertakes to sign an irrevocable Power of Attorney (hereinafter referred to as the “Power of Attorney”) and to delegate all his rights as a shareholder of ATA Intelligent Learning to the Lender or a legal person or natural person designated by the Lender.

1.8

In the event the Borrower transfers the Borrower’s equity in ATA Intelligent Learning to the Lender or a third Party transferee designated by the Lender, if the amount of actual transfer price equals or is less than the principal amount of the Loan, or the Borrower and the Lender confirm jointly to repay the Loan in cash, the Loan shall be deemed as interest free; if the amount of the actual transfer price is higher than the principal amount of the Loan, the amount exceeding the principal amount of the Loan shall be deemed as an interest accrued on the Loan and shall be paid by the Borrower to the Lender in full.

2.	CONDITIONS PRECEDENT TO DISBURSEMENT

Only in the event that the following conditions are satisfied in full or waived by the Lender in writing that the Lender will have the obligation to provide the Loan to Borrower as per the terms in Section 1.1.

2.1	The Lender has received promptly the written disbursement notice from the Borrower according to the terms in Section 1.2.

2.2

The Service Agreement signed between ATA Intelligent Learning and the Lender is still valid; under the terms of the Agreement and as permitted under PRC law, the Lender or person designated by the Lender shall provide technical support services to ATA Intelligent Learning as an exclusive service provider.

2.3

The Borrower, ATA Intelligent Learning and the Lender have signed the “Equity Interest Pledge Agreement” (hereinafter referred to as the “Equity Pledge Agreement”): according to the contract, the Borrower agrees to pledge all the Borrower’s equity to the Lender or any person designated by the Lender.

2.4

The Borrower, ATA Intelligent Learning and the Lender declare that they have signed the “Call Option and Cooperation Agreement” (the “Call Option and Cooperation Agreement”) as signatories: according to the contract and as permitted under PRC law, the Borrower shall irrevocably grant the Lender an exclusive right to purchase all the Borrower’s equity.

2.5

The Borrower has signed an irrevocable Power of Attorney to delegate the Lender or its designee (legal representative or natural person) all his rights of being the shareholder of ATA Intelligent Learning.

2.6

The above-mentioned Equity Pledge Agreement, Power of Attorney, Call Option and Cooperation Agreement and Service Agreement were signed before or at the same time with this Agreement, have full legal effect and have no incidence of any default or obstruction for any contract or agreement, and all relevant filing procedures, approvals, authorizations, registrations and government procedures have been obtained or completed (if necessary).

2.7	The representation and warranties made by the Borrower under Section 3.2 remain true, complete, correct and non-misleading.

2.8

The Borrower has not breached any of his commitments made under Section 4 of this Agreement and has not incurred or foresee will incur any event that may affect the Borrower performing his obligations under this Agreement.

3.	REPRESENTATION AND WARRANTIES

3.1	From the signing date till the termination of this Agreement, the Lender hereby represents and warrants to the Borrower that:

3.1.1	the Lender is a company registered and validly existing under the laws of PRC;

3.1.2

according to its Memorandum and Articles of Association and other organizational documents, the Lender has full right, power and all necessary approvals and authorizations to execute and perform this Agreement;

3.1.3	this Agreement shall constitute the legal, valid and binding obligations of the Lender, which is enforceable against the Lender upon execution.

3.2	From the signing date till the termination of this Agreement, the Borrower hereby represents and warrants to the Lender that:

3.2.1	the Borrower has full right, power and all necessary and appropriate approval and authorization to execute and perform this Agreement;

3.2.2	this Agreement shall constitute the legal and valid obligations of the Borrower, which is enforceable against the Borrower in accordance with its terms upon its execution; and

3.2.3	there are no legal or other proceedings before any court, tribunal or other regulatory authorities pending or threatened against the Borrower.

4.	OBLIGATIONS AFTER DISBURSEMENT

4.1	The Borrower, as a shareholder of ATA Intelligent Learning, irrevocably undertakes that while this Agreement remains effective, the Borrower will cause ATA Intelligent Learning to:

4.1.1

strictly observe the provisions of the Call Option and Cooperation Agreement and the Service Agreement, and do not undertake any action that may affect the validity and enforceability of the Call Option and Cooperation Agreement and the Service Agreement;

4.1.2	upon request of the Lender (or its designee), the Borrower shall execute business cooperation contracts/agreements with the Lender (or its designee) and ensure their strict performance;

4.1.3	upon request of the Lender, provide the Lender with all its operating and financial status information;

4.1.4	immediately notify the Lender of any litigation, arbitration or administrative proceedings that will or may occur in connection with its assets, business, or revenue;

4.1.5	upon request of the Lender, appoint any person designated by the Lender to serve as the director of ATA Intelligent Learning;

4.2	The Borrower promises that during the term of this Agreement, it shall:

4.2.1	do its utmost to cause ATA Intelligent Learning to carry on its Core Business;

4.2.2

strictly observe the provisions of this Agreement, the Power of Attorney, the Equity Pledge Agreement and the Call Option and Cooperation Agreement; effectively fulfill its obligations in this Agreement, the Power of Attorney, the Equity Pledge Agreement and the Call Option and the Cooperation Agreement; do not carry out any action or inaction that may affect the validity and enforceability of this Agreement, the Power of Attorney, the Equity Pledge Agreement and the Call Option and Cooperation Agreement;

4.2.3

except as per the provisions specified in the Equity Pledge Agreement, the legal or beneficial rights of the Borrower's equity shall not be sold, transferred, pledged or disposed of in any other ways, or be used as provision for guarantee;

4.2.4

urge the shareholders and/or board of directors of ATA Intelligent Learning not to approve the sale, transfer, pledge, or disposal in any other ways of the legal or beneficial rights of the Borrower’s equity without the prior written consent of the Lender, except when made to the Lender or any person designated by the Lender;

4.2.5

urge the shareholders and/or board of directors of ATA Intelligent Learning not to approve ATA Intelligent Learning to merge or associate with, nor to acquire or invest in anyone without the prior written consent of the Lender;

4.2.6	immediately notify the Lender of any litigation, arbitration or administrative procedures that will or may occur in connection with the Borrower’s equity;

4.2.7

to maintain ownership of the Borrower’s equity, sign all necessary or appropriate documents, take all necessary or appropriate actions and make all necessary or appropriate charge, or make necessary and appropriate defenses against all claims;

4.2.8

without prior written consent of the Lender, the Borrower shall not engage in any acts and/or omissions that may have any material impact on the assets, businesses and responsibilities of ATA Intelligent Learning;

4.2.9	upon request of the Lender, appoint any person designated by the Lender to serve as the director of ATA Intelligent Learning;

4.2.10

to the extent permitted by PRC laws, upon request by the Lender at any time, transfer the Borrower’s equity unconditionally, immediate and at any time, to the Lender or its designated representative, and urge the other shareholders of ATA Intelligent Learning to give up their rights of first refusal with respect to the aforesaid transfer described herein;

4.2.11

to the extent permitted by PRC laws, upon request by the Lender at any time, cause the other shareholders of ATA Intelligent Learning to transfer all their equity interests in ATA Intelligent Learning unconditionally, immediate and at any time, to the Lender or its designated representative. The Borrower hereby surrenders its right of first refusal with respect to the aforesaid transfer described herein;

4.2.12

if the Lender exercises its option to purchase the Borrower's equity from the Borrower in accordance with the Call Option and Cooperation Agreement, the Borrower shall give priority to repay the Lender’s the Loan with all respective proceeds it receives; and

4.2.13

without the prior written consent of the Lender, it shall not supplement, change or modify the Memorandum and Article of Association of ATA Intelligent Learning, increase or decrease its registered capital, or change its equity structure in any way.

5.	LIABILITIES FOR BREACH OF CONTRACT

5.1

Any Party that violates the provisions of this Agreement, causing all or part of the Agreement not executable, shall bear liabilities for the breach, and compensate the other Party for any loss suffered (including any resulting litigation expenses and attorney fees); if both Parties are in breach of the contract, each Party shall bear the corresponding liability according to actual situation.

5.2

If the Borrower fails to carry out repayment obligations by the time specified in this Agreement, the Borrower shall be liable to daily overdue interest at 0.01% on any due and payable amount, until the Borrower repays all the Loan principal, overdue interest and other payments.

6.	NOTIFICATIONS

6.1

All notices and other communications required or issued under this Agreement shall be sent to the Party's address below by hand-delivered, registered post, postage prepaid, or commercial courier services or fax. Each notice should also be delivered by e-mail. The date on which such notice is deemed validly delivered is determined as follows:

6.1.1	if the notice is issued by hand-delivery, courier service or registered post, postage prepaid, the date of delivery will be the effective date of delivery.

6.1.2	if the notice is sent by facsimile, the date of successful delivery shall be deemed as the effective date of delivery (confirmed by the automatically generated confirmation of delivery).

6.2	For the purpose of notification, the Parties' addresses are as follows:

the Lender: ATA Education Technology (Beijing) Limited (ATA Education)

Address: 【*】

Recipient:【*】

Phone:【*】

Fax:【*】

the Borrower:Jun Zhang

Address: 【*】

Phone: 【*】

6.3	Either Party may at any time gives notice to the other Party to change the address for receiving notices.

7.	CONFIDENTIALITY

The Parties acknowledge and confirm that any oral or written materials concerning this Agreement exchanged between them are confidential information. The Parties shall protect and maintain the confidentiality of all such confidential data and information and shall not disclose to any third party without the other Party’s written consent, except (a) the data or information that was in the public domain or later becomes published or generally known to the public, provided that it is not released by the receiving Party, (b) the data or information that shall be disclosed pursuant to applicable laws or regulations, and (c) the data or information that shall be disclosed to one Party’s legal counsel or financial counsel who shall also bear the obligation of maintaining the confidentiality similar to the obligations hereof. The undue disclosing of the confidential data or information of one Party’s legal counsel or financial counsel shall be deemed the undue disclosing of such Party who shall take on the liability of breach of this Agreement. Notwithstanding the termination of this Agreement with or without cause, this section will remain effective.

8.	GOVERNING LAW AND SETTLEMENT OF DISPUTES

8.1	The execution, validity, interpretation, performance, implementation, termination and settlement of disputes of this Agreement shall be governed by the laws of PRC.

8.2

In event of any dispute arising from or in connection with this Agreement, the Parties shall attempt to resolve the dispute through friendly consultations.  In the event that satisfactory resolution is not reached within thirty (30) days after commencement of such consultation, the dispute shall be submitted (which submission may be made by either the Borrower or the Lender) using Chinese to resolution by arbitration administered by China International Economic and Trade Arbitration Commissioner in Beijing, China, in accordance with the procedural rules of the Commissioner, effective at the time the application for arbitration is made.  The arbitral award shall be final and binding upon all Parties hereto.

8.3

In the event of any dispute or dispute arising from the interpretation and performance of this Agreement, or while the dispute is undergoing arbitration, the Parties to this Agreement shall continue to exercise their rights and perform their respective obligations under this Agreement, except for the disputed matters.

9.	OTHERS

9.1	This Agreement shall become effective on the date of signing by both Parties and shall lapse until the date on which both Parties fulfill their respective obligations under this Agreement.

9.2	This agreement is based on Chinese and in two copies with the same legal effect. The Lender and the Borrower each holds one copy.

9.3

Both Parties to this Agreement may revise and supplement this Agreement through a written agreement. The amendments and/or supplemental agreements of this Agreement between the Parties are an integral part of this Agreement and shall have the same legal effect as this Agreement.

9.4

If any one or more of the provisions of this Agreement are ruled invalid, illegal or unenforceable in any respect according to any law or regulation, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be in any way affected or damaged. The two Parties shall negotiate in good faith and seek to replace the invalid, illegal or unenforceable provisions to the extent permitted by laws and expected by both the Parties with effective provisions, and the economic effects of such effective provisions should be as far equivalent to those of the invalid, illegal or unenforceable provisions as possible.

9.5	The annex (if any) to this Agreement is an integral part of this Agreement and has the same legal effect as this Agreement.

(THE FOLLOWING SPACE IS INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the date first hereinabove set forth.

LENDER:

ATA Education Technology (Beijing) Limited

By:	Xiaofeng Ma

Title:	Legal Representative

BORROWER:

Jun Zhang